EX-99.23(d)(22)

Amendment
to
Investment Sub-Advisory Agreement
between
Jackson National Asset Management, LLC
and
Wellington Management Company, LLP

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Wellington Management Company, LLP, a Massachusetts limited liability partnership and registered investment adviser ("Sub-Adviser").

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of November 1, 2005 (“Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to the investment portfolios of the JNL Investors Series Trust (“Trust”); and

Whereas, pursuant to the liquidation of certain funds from the Trust, the following investment portfolio needs to be removed from the Agreement:

Jackson Perspective Money Market Fund

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 30, 2009, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 30, 2009, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 30th day of September, 2009.

Jackson National Asset Management, LLC	Wellington Management Company, LLP

By: /s/ Mark D. Nerud	By: /s/ Deane C. Nordin
Name: Mark D. Nerud	Name: Deane C. Nordin
Title: President	Title: Senior Vice President

Schedule A
September 30, 2009
(Funds)

JNL Money Market Fund

Schedule B
September 30, 2009
(Compensation)

JNL Money Market Fund
Average Daily Net Assets	Annual Rate

$0 to $750 Million:	.05%*
$750 Million to $1 Billion:	.04%*
Over $1 Billion:	.025%*

* The assets of the JNL/Select Money Market Fund of JNL Series Trust and the assets of the JNL Money Market Fund of JNL Investors Series Trust will be combined for purposes of determining the applicable annual rate.